Exhibit 99.1

NEWS RELEASE - for immediate release

Alexza Pharmaceuticals Initiates Phase 2a Study of AZ-002

(Staccato® alprazolam) in Epilepsy Patients

Mountain View, California - January 22, 2015 - Alexza Pharmaceuticals, Inc. (Nasdaq: ALXA) announced today that it has initiated a Phase 2a study of AZ-002 (Staccato® alprazolam), which is being developed for the management of epilepsy in patients with acute repetitive seizures (ARS). ARS occurs in a subset of patients with epilepsy who regularly experience breakthrough seizures, despite treatment with a regular regimen of anti-epileptic drugs.

“Our team has been working with some of the leading opinion leaders in the field of epilepsy to finalize our development strategy for AZ-002,” said James V. Cassella, PhD, Executive Vice President, Research and Development, and Chief Scientific Officer of Alexza. “We believe that AZ-002, if approved, could greatly benefit epilepsy patients who experience seizure emergencies like ARS.”

Dr. Cassella continued, “In previous clinical studies where we have dosed more than 100 subjects, Staccato alprazolam demonstrated excellent dose-proportionality, exhibited a median Tmax (time to peak plasma concentration) of 2 minutes, and was safe and well-tolerated.”

Acute Repetitive Seizures (ARS)

Epilepsy, a disorder of recurrent seizures, affects approximately 2.5 million Americans, making it the third most common neurological disorder in the United States. ARS refers to seizures that are serial, clustered or crescendo, and ones that are distinct from the patient’s usual seizure pattern. Typically there is recovery between the seizures in the cluster1.

Among the implications of ARS are concerns for patient safety. Seizure effects generally correlate directly with seizure duration. Prolonged or recurrent seizure activity persisting for 30 minutes or more may result in serious injury, health impacts or death. If left untreated, ARS has been reported to evolve into status epilepticus, a life-threatening condition in which the brain is in a state of persistent seizure which has a mortality rate of 3% in children and 26% in adults.2

Benzodiazepines are considered to be medications of first choice for the treatment of ARS. The most immediate treatment for out-of-hospital care and the only U.S. Food and Drug Administration-approved product for acute repetitive seizures is rectal diazepam gel. Treatment may produce central nervous system depression. Oral, buccal, and sublingual benzodiazepines (lorazepam, diazepam), which are not approved for patients with ARS, are sometimes used for treatment, but only if the risk of aspiration is not a concern and it is recognized that the absorption time will be increased. Nasal benzodiazepine products, available in some countries, are not yet available in the United States. Intravenous benzodiazepines are rapidly acting, but must be administered by a healthcare professional in a medical facility.

The ability to treat a patient quickly is clinically imperative to avoid the epilepsy becoming status epilepticus or causing other serious complications3. Alexza believes that a product that can be administered easily in the home setting to effectively treat ARS may result in avoiding a trip to the hospital for treatment or diminish the use of the rectal formulation of diazepam. AZ-002 could be administered after the first seizure in a cluster, with the aim of preventing further seizures. The caregiver could provide dosing assistance between seizures. The product could also be used in a healthcare facility, thus avoiding the use of an IV or a rectal formulation of a benzodiazepine.

AZ-002 Study Design

Alexza’s AZ-002 Phase 2a study is an in-clinic, randomized, placebo-controlled, double-blind evaluation of patients with epilepsy using the intermittent photo-stimulation model. The primary aim of this study is to assess the safety and the pharmacodynamic electroencephalographic effects of a single dose of AZ-002 at different dose strengths vs. placebo. Data from this clinical trial are expected to serve as the basis for dose selection in potential future efficacy and safety clinical studies and will be collected from three clinical trial sites.

While there are not firm incidence and prevalence numbers in the literature, there are estimated to be about 150,0004 people with ARS in the United States, which could make AZ-002 eligible for orphan product status.

Alexza expects to announce results from this study in the first half of 2015. More information on this Phase 2a study can be found at www.clinicaltrials.gov. Alexza owns full development and commercial rights to AZ-002.

About Alexza Pharmaceuticals, Inc.

Alexza Pharmaceuticals is focused on the research, development and commercialization of novel, proprietary products for the acute treatment of central nervous system conditions. Alexza’s products are based on the Staccato system, a hand-held inhaler designed to deliver a drug aerosol to the deep lung, providing rapid systemic delivery and therapeutic onset, in a simple, non-invasive manner. For more information, visit www.alexza.com.

ADASUVE is Alexza’s first commercial product, is based on the Staccato technology, and has been approved for sale by the U.S. Food and Drug Administration, the European Commission, and in several Latin American countries.

Teva Pharmaceuticals USA, Inc., a subsidiary of Teva Pharmaceutical Industries Ltd., is Alexza’s commercial partner for ADASUVE in the United States. Grupo Ferrer Internacional SA is Alexza’s commercial partner for ADASUVE in Europe, Latin America, and the Commonwealth of Independent States countries.

ADASUVE® and Staccato® are registered trademarks of Alexza Pharmaceuticals, Inc.

Safe Harbor Statement

This press release contains forward-looking statements that involve significant risks and uncertainties. Any statement describing the Company’s expectations or beliefs is a forward-looking statement, as defined in the Private Securities Litigation Reform Act of 1995, and should be considered an at-risk statement. Such statements are subject to certain risks and uncertainties, particularly those inherent in the process of developing and commercializing drugs, including the ability of Alexza and our partners, Teva and Ferrer, to effectively and profitably commercialize ADASUVE, estimated product revenues and royalties associated with the sale of ADASUVE, the adequacy of the Company’s capital to support the Company’s operations, and the Company’s ability to raise additional funds and the potential terms of such potential financings, whether the Company’s financial resources will be sufficient to meet its business objectives and operational requirements to manufacture ADASUVE and to develop AZ-002, results of studies and trials may not be predictive of the future clinical trial results of AZ-002 or other product candidates, the protection and market exclusivity provided by the Company’s intellectual property for its product candidates, including rights to AZ-002, and the impact of competitive products and technological changes. The Company’s forward-looking statements also involve assumptions that, if they prove incorrect, would cause its results to differ materially from those expressed or implied by such forward-looking statements. These and other risks concerning Alexza’s business are described in additional detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s other Periodic and Current Reports filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:	Ana Kapor Alexza Pharmaceuticals Senior Director, Investor Relations and Corporate Communications 650.944.7906 akapor@alexza.com

Reference:

1.	Cereghino, JJ., 2007. Identification and treatment of acute repetitive seizures in children and adults
2.	Boggs, J., 2004. Mortality Associated with Status Epilepticus
3.	Dreifuss, Fritz E., 1998. Comparison of Rectal Diazepam Gel and Placebo for Acute Repetitive Seizures
4.	Alexza data on file